Exhibit 10.23

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH THE SALE OR DISTRIBUTION THEREOF. NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR ANY OF THE SECURITIES ISSUABLE HEREUNDER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, OTHER THAN TO AFFILIATES, IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH CONVERTIBLE PROMISSORY NOTE OR SECURITIES, OR DELIVERY OF AN OPINION OF COUNSEL WHO SHALL BE AND WHOSE OPINION SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION STATING THAT SUCH OFFER, SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

ACORDA THERAPEUTICS, INC.

LIMITED RECOURSE CONVERTIBLE PROMISSORY NOTE

$5,000,000.00	New York, New York
January 22, 1997

FOR VALUE RECEIVED, Acorda Therapeutics, Inc., a Delaware corporation (the “Company”), hereby promises to pay to Elan International Services, Ltd., a Bermuda corporation (the “Holder”), the principal sum of Five Million Dollars ($5,000,000.00), plus interest compounded annually on the unpaid balance commencing to accrue from and after the first anniversary of the date hereof ‘at a rate of three percent (3%) per annum payable upon the earlier of the prepayment in accordance with Section 2 hereof or on the Maturity Date (as defined below).

This Promissory Note is issued in connection with that certain Series B and Series C Preferred Stock, Convertible Note and Warrant Purchase Agreement, dated as of January 22, 1997 (the “Purchase Agreement”) between the Company and the Holder, and that certain License and Supply Agreement, dated as of January 22, 1997 (the “License Agreement”), between the Company and Elan Corporation, plc.

Section 1.                      Payment. If the Holder has not converted the outstanding principal hereunder into Preferred. Stock in accordance with Section 3 hereof by the date which is the first anniversary after the first Regulatory Approval (as defined below)(the “Maturity Date”), the Company shall be obligated to pay the outstanding principal sum remaining on this Promissory Note, together with all accrued and unpaid interest thereon, to Holder in seven (7) equal installments, the first of which shall be paid on the Maturity Date, and the balance of which shall be paid on the six (6) successive anniversaries of the Maturity Date; provided, however, that if the Committee (as defined in the License Agreement) reasonably determines that such Regulatory Approval is unlikely to be obtained or shall not be obtained in a timely manner and provides written notice (the “Notice”) thereof to the Company and the Holder (a “Committee Termination”), then on the tenth day following receipt of the Notice, the outstanding principal sum remaining on this Promissory Note, together with all accrued and unpaid interest thereon, shall be canceled and not repayable and shall result in the termination of this Promissory Note; provided, further, that if the Company otherwise determines to terminate the License Agreement as a result of its reasonable and good faith belief that the market for the Products (as defined in the License Agreement) is not economically significant and there is not at such time a material default by the Company thereunder, which termination complies with the provisions of the License Agreement (a “Company Termination”), then, subject to earlier conversion, the Company shall be obligated to pay the outstanding principal sum remaining on this Promissory Note to Holder, together with all accrued and unpaid interest thereon, in fifteen (15) equal installments, the first of which shall be paid on the first anniversary after the date of the Notice, and the balance of which shall be paid on the fourteen (14) successive anniversaries of the date of the Notice. “Regulatory Approval” shall mean (x) approval for the sale and marketing of one or more of the Products by the United States Food and Drug Administration or (y) approval for the sale and marketing of one or more of the Products by the CPMP in the European Union and/or not more than one of the applicable regulatory authorities in the United Kingdom, France or Germany denying such approval.

All payments of principal and accrued interest made in accordance with this Promissory Note are to be made at the address of the Holder as indicated on the signature page hereto, or at such other address as the Holder may designate from time to time by written notice to the Company. Such payments may be made (i) by check or wire transfer in next day United States funds, (ii) by delivery of certificates evidencing shares of the Company’s Common Stock, if the Company is then a reporting issuer registered under Section 12 of the Securities Exchange Act of ‘1934, as amended, or (iii) any combination thereof. Where payment is made in shares of the Company’s Common Stock, such stock will be valued for purposes hereof at 100% of its Market Value if such shares have been registered under the Securities Act of 1933, as amended (the “1933 Act”), and freely tradeable by the Holder without restriction under applicable federal or state securities laws, and will be valued for purposes hereof at 80% of its Market Value if such shares are “restricted securities” within the meaning of Rule 144 under the 1933 Act. “Market Value” shall mean the average of the closing sales prices of the Company’s Common Stock as reported by Nasdaq (or other principal securities exchange on which the Company’s Common Stock may then be traded) for the fifteen (15) trading days ending on the third day preceding the date of payment.

The Holder expressly acknowledges that all payments of principal and accrued interest under this Promissory Note shall be derived from the sales of the Products as described below in this paragraph. In the event that in any fiscal year of the Company, the Company’s Gross Margin (as defined below) is less than $5 million, then, in such event, notwithstanding the other provisions of this Promissory Note, the Company shall be obligated to pay to the Holder in respect of payment of principal and accrued interest next due and payable following the end of such fiscal year an amount equal to the lesser of (x) the amount of principal and accrued interest otherwise payable hereunder for each year or (y) an amount equal to 50% of such Gross Margin; provided, that in the event that clause (y) above is applicable, the difference between the amount described in clause (x) above and the amount described in clause (y) above in respect of such fiscal year shall be deferred and carried forward until such succeeding fiscal year or fiscal years of the Company in respect of which there is any excess of the amount of the Gross Margin over the amount otherwise payable under this Promissory Note (i.e., without regard to this paragraph), in which case, such excess amount described in this proviso shall be applied to pay such deferred and carried forward amount; provided, further, that the maximum number of fiscal years during which any amount of principal and interest may be deferred hereunder shall not exceed two, after which period the Company’s obligation to pay such deferred principal and interest shall resume. “Gross Margin” for each fiscal year of the Company shall be determined by an audit in accordance with generally accepted accounting principles consistently applied and shall mean the difference between the net revenues derived from the Products and the cost of sales in respect thereof (including, without limitation, all direct costs such as materials, insurance, freight, discounts and similar costs) and an appropriate allocation of corporate overhead (but excluding research and development expenses) as reasonably determined by the Company.

If action is instituted to collect on this Promissory Note, the Company promises to pay all costs and expenses, including reasonable attorneys’ fees, incurred in connection with such action. The Company also agrees to pay on demand all costs and expenses of the Holder, including reasonable attorneys’ fees, in connection with the enforcement or attempted enforcement of, and preservation of any rights under, this Promissory Note.

Interest payable under this Promissory Note shall be calculated on the basis of actual number of days elapsed over a year of 365 days. All payments received by the Holder hereunder will be applied first to costs of collection and other costs and expenses owing hereunder or in connection herewith, if any, then to interest and the balance to principal.

No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right of the Holder, nor shall any delay, omission or waiver of any one occasion be deemed a bar to or waiver of the same or any other right or any other occasion. The Company and every endorser and guarantor of this Promissory Note regardless of the time, order or place of signing hereby waives presentment, demand, protest and notice of every kind, and assents to any extension or postponement of the time for payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person or entity primarily or secondarily liable.

Section 2.                      Prepayment. The Company, at its option, may at any time on or after the date hereof prepay in whole or in part, without penalty, the principal balance of this Promissory Note, together with accrued interest to the date of payment, by giving written notice to the Holder at least thirty (30) days prior to the date of such prepayment; provided, however, that during such thirty (30) day period, the Holder shall be entitled to convert the principal balance of this Promissory Note in accordance with the provisions of Section 3 hereof.

Section 3.                      Conversion.

3.1                                 Voluntary Conversion into Series D Preferred Stock. The Holder has the right and option, upon written notice and prior to the payment in full of the principal balance of this Promissory Note, to convert the then unpaid principal amount of this Promissory Note (but not accrued and unpaid interest), in accordance with the provisions of Section 3.2 hereof, in whole or in part, into fully paid and nonassessable shares of the Series D Preferred Stock of the

Company (the “Series D Preferred”) at a rate which shall be equal to the quotient obtained by dividing:

(x)                                   the principal amount of this Promissory Note to be converted, by

(y)                                 $12.50.

The right and option of the Holder to convert the unpaid principal amount of this Promissory Note into Series D Preferred shall terminate upon the first to occur of: (i) the termination of this Promissory Note as a result of a Committee Termination; or (ii) the payment (or prepayment) by the Company of all amounts owing under this Promissory Note (subject to the notice requirements of Section 2 hereof). For purposes of this Note, “Series D Preferred” shall be deemed to include the Common Stock of the Company upon the automatic conversion of all of the outstanding Preferred of the Company in accordance with the provision of the Company’s Certificate of Incorporation.

3.2                                 Mechanics and Effect of Conversion. No fractional shares of Preferred will be issued upon any conversion of this Promissory Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder that amount of the unconverted principal balance of this Promissory Note in cash. Upon any conversion of this Promissory Note pursuant to this Section 3, the Holder shall surrender this Promissory Note, duly endorsed, together with a written notice of election to convert, at the principal offices of the Company or any transfer agent for the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to the Holder, a certificate or certificates for the number of shares of Series D Preferred to which the Holder is entitled upon such conversion, together with a check for immediately available funds payable to the Holder for any cash amounts payable to Holder. Upon any conversion of the entire principal amount of this Promissory Note, the Company will be forever released from all of its obligations and liabilities under this Promissory Note with regard to the entire principal amount, including, without limitation, the obligation to pay such principal amount.

Section 4.                      Senior Indebtedness. The Company agrees that it shall not, after the date hereof, incur any Senior Indebtedness to this Promissory Note and the indebtedness evidenced hereby. “Senior Indebtedness” shall mean the principal of and unpaid interest on any secured or other indebtedness of the Company which purports to provide for a preference or priority in payment to this Promissory Note and the indebtedness evidenced hereby; provided, however, that this term shall exclude (i) the principal of and unpaid interest on any amounts borrowed or to be borrowed from, or owing to, a bank, trust company, insurance company or other financial institution regularly engaged in the business of lending money, whether secured or unsecured; (ii) amounts owed or to be owed to equipment lessors pursuant to equipment lease lines (so long as recourse is limited to the specific item of equipment); and (iii) amounts owed or to be owed to trade creditors in the ordinary course of business, in accordance with reasonable and customary business practices.

Section 5.                      Miscellaneous.

5.1                                 Titles and Subtitles. The titles and subtitles used herein are for convenience only and are not to be considered in construing or interpreting this Promissory Note.

5.2                                 Notices. Unless otherwise provided, any notice required or permitted under this Promissory Note shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, upon delivery by facsimile transmission, or upon the fifth business day after deposit with the United States Post Office, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party.

5.3                                 Highest Lawful Rate. Anything in this Promissory Note to the contrary notwithstanding, the Company shall never be required to pay interest on this Promissory Note at a rate in excess of the Highest Lawful Rate (as hereinafter defined), and if the effective rate of interest which would otherwise be payable under this Promissory Note would exceed the Highest Lawful Rate, or if the maturity of this Promissory Note is accelerated for any reason before the Maturity Date, or in the event of voluntary prepayment by the Company hereof, or if the Holder shall otherwise receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable under this Promissory Note to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest which would otherwise be payable under this Promissory Note shall be reduced to the amount allowed under applicable law, and (b) any interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be credited to the principal of this Promissory Note. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Holder under this Promissory Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate shall be made, to the extent permitted by applicable usury laws (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period of the full stated term of this Promissory Note all interest at any time contracted for, charged or received by the Holder in connection herewith. “Highest Lawful Rate” shall mean the maximum rate of interest which the Holder is permitted by applicable law to contract for, charge or receive and as to which the Company could not successfully assert a claim or defense of usury.

5.4                                 Amendments and Waivers. Any term of this Promissory Note may be amended and the observance of any term of this Promissory Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

5.5                                 Severability. If one or more provisions of this Promissory Note are held to be unenforceable under applicable law, such provision shall be excluded from this Promissory Note, and the remaining provisions of this Promissory Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with their terms, with the effect of the excluded provision being taken into consideration and the remaining terms construed in accordance with the intent of this Promissory Note.

5.6                                 Governing Law. This Promissory Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to principles governing conflicts of laws.

5.7                                 Non-Transferability,. This Promissory Note may not be transferred or assigned by the Holder without the prior written consent of the Company; provided, however, that no consent of the Company shall be required for any transfer or assignment of this Promissory Note to an affiliate (within the meaning of the Securities Act of 1933, as amended) of the Holder.

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IN WITNESS WHEREOF, this Limited Recourse Convertible Promissory Note has been duly executed and delivered as of the date first above written.

ACORDA THERAPEUTICS, INC. a Delaware corporation

By:
Ron Cohen, M.D.
President and Chief Executive Officer

Address:	145 West 58th Street
New York, New York 10019